EXHIBIT 4.2

                               SECURITY AGREEMENT

      This Security Agreement (this "Agreement") is made and entered into as of April 22, 2005, by and between theglobe.com, inc., a Delaware corporation ("theglobe"), Strategy Plus, Inc., a Vermont corporation ("Strategy"), Voiceglo Holdings, Inc., a Delaware corporation ("Voiceglo"), Chips & Bits, Inc., a Vermont corporation ("Chips"), Direct Partner Telecom, Inc., a Florida corporation ("Direct"), TC Acquisition Holdings Corp., a Delaware corporation ("TC"), and SendTec, Inc., a Florida corporation ("SendTec")(Strategy, Voiceglo, Chips, Direct, TC and SendTec are sometimes collectively referred to herein as the "Subsidiaries," and together with theglobe, as the "Grantors"), and the Investors listed from time to time on Schedule A of the Note Purchase Agreement referred to below (collectively, "Secured Parties").

                                    RECITALS

      A. Pursuant to that certain Note Purchase Agreement dated as of April 22, 2005 by and between theglobe and the Secured Parties (the "Note Purchase Agreement"), Secured Parties have made certain advances of money to Grantors in the amounts and manner set forth in the Note Purchase Agreement (collectively, the "Loans") and as represented by one or more Demand Secured Convertible Promissory Notes issued by theglobe (the "Convertible Notes"). For purposes of this Agreement, the holders of Notes representing at least a majority of the outstanding principal of all the Notes in the aggregate issued pursuant to the Note Purchase Agreement are referred to herein as the "Majority Holders."

      B. In order to induce the Secured Parties to enter into the Note Purchase Agreement and in furtherance of covenants and undertakings pursuant to the Note Purchase Agreement, the Subsidiaries entered into an Unconditional Guaranty Agreement (the "Guaranty") pursuant to which each agreed to guaranty the obligations of theglobe under the Note Purchase Agreement, the promissory notes issued thereunder and related documentation and agreed to secure such Guaranty with a lien on their respective assets as provided herein (the Note Purchase Agreement, promissory notes, Guaranty and this Agreement are sometimes collectively referred to herein as the "Transaction Documents");

      C. Subsidiaries acknowledge that they will substantially benefit, economically and otherwise, from the theglobe executing the Note Purchase Agreement and the proceeds of the loan derived therefrom;

      D. Grantors wish to secure performance and payment of all obligations under the Transaction Documents (the "Obligations") to the Secured Parties pursuant to the Transaction Documents, this Agreement or otherwise, with all of their tangible and intangible assets, including without limitation, goodwill, intellectual property and Grantors' contractual rights with third parties, all as further described on Exhibit A attached hereto. All terms used without definition in this Agreement shall have the meaning assigned to them in the Note Purchase Agreement. All terms used without definition in this Agreement or in the Note Purchase Agreement shall have the meaning assigned to them in the UCC.

      E. Secured Parties are willing to make the Loans to theglobe, but only upon the condition, among others, that the Grantors shall have executed and delivered to Secured Parties this Agreement.

      NOW, THEREFORE, Grantors and the Secured Parties agree as follows:

      1. Grant of Security Interest. To secure all of the Obligations, Grantors grant to Secured Parties a security interest in the property described in Exhibit A (the "Collateral").

      2. Grantors' Representations and Warranties. Grantors represent, warrant, and covenant, jointly and severally, as follows:

            (a) Authorization. Grantors have authority and have obtained all approvals and consents necessary to enter into this Agreement, and Grantors' execution, delivery and performance of this Agreement will not violate or conflict with the terms of Grantors' Certificates of Incorporation or Bylaws or any statute, regulation, ordinance, rule of law, agreement, contract, mortgage, indenture, bond, bill, note, or other instrument or writing binding upon Grantors or to which Grantors are subject.

            (b) Title. The Collateral is owned by the Grantors and is free of all liens, encumbrances and other security interests, other than the lien of this Agreement and the liens set forth on Exhibit B attached hereto (collectively, "Permitted Liens").

            (c) Further Representations. Grantors further represent, warrant, and covenant that (i) Grantors are not in default under any agreement under which Grantors owe any money, or any agreement, the violation or termination of which could reasonably be expected to have a material adverse effect on the Grantors; (ii) the information, if any, provided by the Grantors to Secured Parties pursuant to a request for such information from any Secured Party on or prior to the date of this Agreement is true and correct in all material respects; (iii) all financial statements and other information provided to any Secured Party, if any, fairly present Grantors' financial condition as at the respective dates thereof, and there has not been a material adverse change in the financial condition of the Grantors since the date of the most recent of the financial statements submitted to any Secured Party; (iv) Grantors are in compliance with all laws and orders applicable to it where the failure to so comply could reasonably be expected to have a material adverse effect on the Grantors; (v) Grantors are not party to any litigation and are not, to their knowledge the subject of any government investigation, and the Grantors have no knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to such litigation or investigation; (vi) Grantors' principal place of business is located at the address specified in Section 9; and (vii) the representations and other statements made by the Grantors to Secured Parties, do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make any statements made to Secured Parties not misleading.

      3. Covenants.

            (a) Encumbrances. The Grantors shall not grant an additional security interest in any of the Collateral or execute any financing statements covering any of the Collateral in favor of any person or entity other than Secured Parties, without the prior written consent of the Majority Holders.

            (b) Use of Collateral. The Collateral will not be used for any unlawful purpose or in any way that will void any insurance required to be carried in connection therewith. Grantors will keep the Collateral free and clear of liens (other than Permitted Liens) and, as appropriate and applicable, will keep it in good condition and repair, and will clean, shelter, and otherwise care for the Collateral in all such ways as are considered good practice by owners of like property.

            (c) Indemnification. Grantors shall indemnify Secured Parties against all losses, claims, demands and liabilities of any kind caused by the Collateral.

            (d) Perfection of Security Interest. Grantors shall execute and deliver such documents, including without limitation, mortgages, collateral assignments and UCCs, as any Secured Party reasonably deems necessary to create, perfect and continue the security interest in the Collateral contemplated hereby.

            (e) Insurance of Collateral. Grantors, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses conducted in the locations where Grantors' business is conducted on the date hereof. Grantors shall also maintain insurance relating to Grantors' ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Grantors.

            (f) Inventory. As to Collateral which is Inventory, Grantors agrees
(a) to the extent held in any warehouse or other third party storage facility, to deliver immediately to Secured Parties or Secured Parties' nominee all warehouse receipts or other documents otherwise entitling Grantors to possession of the Collateral, (b) to execute and deliver to Secured Parties such financing statements as any Secured Party may request with respect to the Inventory, (c) to take such other steps as Secured Parties may from time to time reasonably request to perfect Secured Parties' security interest in the Inventory under applicable law, including, with respect to any portion of the Inventory held by, or in the possession or under the control of any person or entity other than Grantors, to obtain the agreement of such person or entity that Secured Parties have a first priority security interest in the Inventory and that Secured Parties may take or otherwise exercise control over such Inventory, free and clear of any claims of such person or entity.

            (g) Binding Agreement. Anything herein to the contrary notwithstanding, (i) Grantors shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by Secured Parties of any of the rights granted hereunder shall not release Grantors from any of their duties or obligations under the contracts and agreements included in the Collateral; and (iii) Secured Parties shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Parties be obligated to perform any of the obligations or duties of the Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

            (h) Instruments. Grantors will deliver and pledge to Secured Parties all Instruments that are part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Majority Holders on behalf of the Secured Parties.

            (i) Records. Grantors shall prepare and keep, in accordance with generally accepted accounting principles consistently applied, complete and accurate records regarding the Collateral and, if and when requested by a Secured Party, shall prepare and deliver a complete and accurate schedule of all the Collateral in such detail as a Secured Party may reasonably require.

            (j) Inspection of Grantors' Books. Grantors shall permit Secured Parties or its designee at reasonable times and from time to time to inspect Grantors' books, records and properties and to audit and to make copies of extracts from such books and records.

            (k) Fees and Costs. Grantors shall pay all expenses, including reasonable attorneys' fees, incurred by Secured Parties in the preservation, realization, enforcement or exercise of any Secured Party's rights under this Agreement.

            (l) Further Actions and Assurances. At any time and from time to time, upon the written request of a Secured Party, and at the sole expense of the Grantors, Grantors shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Majority Holders may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) to secure all consents and approvals necessary or appropriate for the grant of a security interest to Secured Parties in any Collateral held by Grantors or in which Grantors have any rights not heretofore assigned, (ii) filing any financing or continuation statements under the UCC with respect to the security interests granted hereby, (iii) transferring Collateral to Secured Parties' possession (if a security interest in such Collateral can be perfected by possession), (iv) placing the interest of Secured Parties as lienholder on the certificate of title (or other evidence of ownership) of any vehicle owned by the Grantors or in or with respect to which the Grantors hold a beneficial interest, (v) using its best efforts to obtain waivers of liens from landlords and mortgagees, (vi) causing each wholly-owned or majority-owned subsidiary which becomes a subsidiary of theglobe after the effective date hereof to (A) join in the Guaranty as an additional guarantor and (B) join in this Agreement as an additional "Subsidiary" and "Grantor" within the meaning hereof, including without limitation, Tralliance Corporation in the event it shall hereinafter become a Subsidiary of theglobe as a result of exercise of any of the Grantor's rights to acquire such entity (the "Tralliance Option"); (vii) executing, delivering and filing all necessary mortgages to reflect the Secured Parties security interest in any real property; and (viii) executing, delivering and filing any and all Collateral Assignments and other instruments necessary to perfect the Secured Parties security interest in any other form of property, including without limitation, Collateral Assignments with respect to all patents and patent applications. Where permitted by applicable law, Grantors also hereby authorize Secured Parties to file any financing or continuation statement without the signature of Grantors. If any amount payable under or in connection with any of the Collateral is or shall become evidenced by any Instrument, such Instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Secured Parties and delivered to Secured Parties promptly upon Grantors' receipt thereof.

      4. Events of Default. The occurrence of (i) any breach or default under the Note Purchase Agreement (or any promissory note or other agreement or instrument delivered in connection therewith, the Transaction Documents) (after giving affect to any applicable notice and cure period thereunder) or (ii) the breach of any representation under this Agreement (after notice of any such breach from the Majority Holders and expiration of a fifteen (15) day cure period without cure of such breach to the Majority Holders' satisfaction), or the failure to perform any obligation under Section 3 of this Agreement, shall constitute an "Event of Default" under this Agreement.

      5. Remedies on Default.

            (a) Upon the occurrence of an Event of Default, the Majority Holders may declare all amounts outstanding under the Note Purchase Agreement to be immediately due and payable, and thereupon all such amounts shall be and become immediately due and payable to the Secured Parties. Secured Parties shall have all rights, privileges, powers and remedies provided by law, any or all of which shall be taken at the direction of the Majority Holders:

                  i. Secured Parties may gather, take possession of, and sell or otherwise dispose of, the Collateral in accordance with applicable law; and

                  ii. Secured Parties may use, operate, consume and sell the Collateral in its possession as appropriate for the purpose of performing Grantors' obligations with respect thereto to the extent necessary to satisfy the obligations of Grantors.

            (b) All payments received and amounts realized by Secured Parties (or Lienholders, as applicable) shall be promptly applied and distributed by the Secured Parties (or Lienholders, as applicable) in the following order of priority:

                  i. first, to the payment of all costs and expenses, including reasonable legal expenses and attorneys fees, incurred or made hereunder by Secured Parties (or the Lienholders, as applicable), including any such costs and expenses of foreclosure or suit, if any, and of any sale or the exercise of any other remedy under this Section 5, and of all taxes, assessments or liens superior to the lien granted under this Agreement;

                  ii. second, to payment to the Secured Parties (up to the amount then owing under the Note Purchase Agreement) on a pro rata basis, based upon the respective amount of principal and interest then outstanding to all of such Parties; and

                  iii. third, to the Grantors (to the extent of any surplus).

      6. Power of Attorney. Following an Event of Default, Grantors hereby appoint Secured Parties, its attorney-in-fact to prepare, sign and file or record, for Grantors in Grantors' name, any financing statements, applications for registration and like papers and to take any other action deemed by the Majority Holders as necessary or desirable in order to perfect the security interest of the Secured Parties hereunder, to dispose of any Collateral, and to perform any obligations of the Grantors hereunder, at Grantors' expense, but without obligation to do so. Any proceeds received from the foregoing actions of Secured Parties will be distributed in accordance with Section 5(d) of this Agreement.

      7. Remedies Cumulative. The Secured Parties' rights and remedies under this Agreement and all other agreements shall be cumulative. Each Secured Party shall have all other rights and remedies not inconsistent herewith as provided under the Florida Uniform Commercial Code (the "UCC"), by law, or in equity; provided, however, that all such acts shall be as directed by the Majority Holders. No exercise by any Secured Party of one right or remedy shall be deemed an election, and no waiver by any Secured Party of any Event of Default shall be deemed a continuing waiver. No delay by any Secured Party shall constitute a waiver, election, or acquiescence by it. No waiver by any Secured Party shall be effective unless made in a written document signed on behalf of such Secured Party and then shall be effective only in the specific instance and for the specific purpose for which it was given.

      8. Grantors' Waivers. Secured Parties may, at their election, exercise or decline or fail to exercise any right or remedy it may have against the Grantors or any security held by Secured Parties, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of the Grantors hereunder. Grantors waive any setoff, defense or counterclaim that the Grantors may have against any Secured Party. Grantors waive any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against the Grantors. Grantors waive all rights to participate in any security now or hereafter held by Secured Parties. Grantors waive all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness. Grantors acknowledge and agree that their obligations hereunder shall be unaffected by any release of any particular Grantor, or any particular Collateral, from the provisions of this Agreement by the Majority Holders on behalf of the Secured Parties.

      9. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to the Grantors or to Secured Parties, as the case may be, at its addresses set forth below:

        If to Grantors:             theglobe.com, inc.
                                    Chips & Bits, Inc.
                                    Strategy Plus, Inc.
                                    Voiceglo Holdings, Inc.
                                    TC Acquisition Holdings Corp.
                                    Direct Partner Telecom, Inc.
                                    SendTec, Inc.
                                    110 East Broward Boulevard
                                    Suite 1400
                                    Fort Lauderdale, FL  33301
                                    Attn: Edward Cespedes
                                    FAX: (954) 769-5930
        with a copy to::

                                    Kimberly L. Barbar, Esq.
                                    Donald E. "Rocky" Thompson, II, Esq.
                                    Proskauer Rose LLP
                                    2255 Glades Road, Suite 340W
                                    Boca Raton, FL  33431
                                    FAX: (561) 241-7145

        If to a Secured Party:      such Party's name
                                    c/o theglobe.com, inc.
                                    110 E. Broward Boulevard
                                    14th Floor
                                    Fort Lauderdale, FL  33301
                                    Attn:  Edward A Cespedes
                                    FAX:  (954) 769-5930

      The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

      10. Choice of Law and Venue; Jury Trial Waiver.

      This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of law. Each of Grantors and Secured Parties acknowledge that a substantial portion of negotiations and anticipated performance and execution of this Agreement occurred or shall occur in Broward County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Broward County or the court of the United States, Southern District of Florida;
(b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of the venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state. GRANTORS AND SECURED PARTIES EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

      11. General Provisions.

            (a) Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by the Grantors without Secured Parties' prior written consent, which consent may be granted or withheld in Secured Parties' sole discretion. Each Secured Party shall have the right without the consent of or notice to the Grantors to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Secured Party's obligations, rights and benefits hereunder.

            (b) Indemnification. Grantors shall defend, indemnify and hold harmless Secured Parties and their respective officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with Grantors' failure to comply with the terms of this Agreement; and (b) all losses or expenses in any way suffered, incurred, or paid by any Secured Party as a result of or in any way arising out of, following, or consequential to Grantors' failure to comply with the terms of this Agreement (including without limitation reasonable attorneys fees and expenses), except for losses caused by any Secured Party's gross negligence or willful misconduct.

            (c) Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

            (d) Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            (e) Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement. Any term of this Agreement may be amended only with the written consent of the Grantors and the Majority Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Grantors and each Secured Party.

            (f) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

            (g) Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or any Secured Party has any obligation to make Credit Extensions to the Grantors. The obligations of the Grantors to indemnify the Secured Parties with respect to the expenses, damages, losses, costs and liabilities described in Section (b) shall survive until all applicable statute of limitations periods with respect to actions that may be brought against any Secured Party have run.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

GRANTORS:                                SECURED PARTIES:
                                         [As identified on the initial Schedule
theglobe.com, inc.                       A to the Note Purchase Agreement]

                                         E&C Capital Partners LLLP
By:_________________________________     By: E&C Capital Ventures, Inc.
Name:_______________________________
Title:______________________________
                                         By:____________________________________


Chips & Bits, Inc., a Vermont
  corporation                            E&C Capital Partners II, Ltd.
                                         By: E&C Capital Ventures, Inc.
By:_________________________________
Name:_______________________________
Title:______________________________
                                         By:____________________________________


Strategy Plus, Inc., a Vermont
corporation
                                         [The Secured Parties shall also include
By:_________________________________     any Investors who now or at anytime
Name:_______________________________     hereafter are listed on Schedule A to
Title:______________________________     the Note Purchase Agreement regardless
                                         of whether or not they sign this
                                         Agreement or any joinder to this
                                         Agreement


Voiceglo Holdings, Inc., a Delaware
  corporation

By:_________________________________
Name:_______________________________
Title:______________________________



TC Acquisition Holdings Corp., a
  Delaware corporation

By:_________________________________
Name:_______________________________
Title:______________________________



Direct Partner Telecom, Inc., a
Florida corporation

By:_________________________________
Name:_______________________________
Title:______________________________



SendTec, Inc., a Florida corporation

By:_________________________________
Name:_______________________________
Title:______________________________

GRANTORS:

theglobe.com, inc., a Delaware corporation
Chips & Bits, Inc., a Vermont corporation
Strategy Plus, Inc., a Vermont corporation
Voiceglo Holdings, Inc., a Delaware corporation
TC Acquisition Holdings Corp., a Delaware corporation
Direct Partner Telecom, Inc., a Florida corporation
SendTec, Inc., a Florida corporation

                                    EXHIBIT A
                        COLLATERAL DESCRIPTION ATTACHMENT
                           TO THIS SECURITY AGREEMENT

      All real and personal property of Grantors whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

            (a) all accounts, chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), contract rights (including the Tralliance Option), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of each Grantor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

            (b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Parties to sue in their own name and/or in the name of any Grantor for past, present and future infringements of copyright;

            (c) all state and federal trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Parties to sue in its own name and/or in the name of a Grantor for past, present and future infringements of trademark;

            (d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether a Grantor is licensor or licensee,
(iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of any Grantor and/or in the name of Secured Parties for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and
(vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

            (e) that certain real property located at 2520 Vermont Route 100, North Rochester, Vermont 05767; and

            (f) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the Florida Uniform Commercial Code, as amended or supplemented from time to time.

      Notwithstanding the foregoing, the term "Collateral" shall not include any Equipment or rights of the Grantors as a lessee or licensee to the extent the granting of a security interest therein would be contrary to the terms of such lease or license or applicable law.

                                    EXHIBIT B
                                 Permitted Liens

1. Any liens of landlords pursuant to the terms of the applicable lease or pursuant to applicable law.

2. Liens reflected in UCCs as set forth below:

New York

File No.: 082606
File Date: 4/26/00
Expiration Date: 4/26/05
Debtor: theglobe.com, inc.
Secured Party: Dell Financial Services, L.P.
Collateral: Computer equipment

Florida -

File No.: 200202978611
File Date: 1/6/03
Expiration Date: 1/6/08
Debtor: Direct Partner Telecom, Inc.
Secured Party: CopperCom, Inc.
Collateral: CopperCom CSX2100 Switch with all related options, spares and accessories delivered to INTERNAP at 75 Broad Street, 14th Floor, New York, NY 10004.

Vermont

File No.:  95-50878
File Date:  2/28/95
Continuation Filed:  10/4/04
Debtor:  Chips & Bits, Inc.
Secured Party:  Banknorth, N.A.
Collateral: All inventory, accounts and contract rights, whether any of the foregoing is owned now or acquired later, all accessions, additions, replacements, and substitutions relating to any of the foregoing, all records of any kind relating to any of the foregoing, all proceeds relating to any of the foregoing (including insurance, general intangibles and other accounts proceeds)

3. With regard to the Vermont Real Property, the first mortgage of BankNorth NA (as successor by merger to The Howard Bank NA), together with such other permitted liens (other than with respect to the borrowing of additional indebtedness) as may be permitted by the first mortgage.